- - -------------------------------------------------------------------------------



                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

- - -------------------------------------------------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported):  April 19, 1994


                             Hubbell Incorporated
- - -------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


     Connecticut                    1-2958                     06-0397030
- - ---------------------     --------------------------     ----------------------
  (State or other            (Commission File No.)          (I.R.S. Employer
  jurisdiction of                                          Identification No.)
  incorporation)

     584 Derby Milford Road, Orange, Connecticut              06477-4024
- - -------------------------------------------------------------------------------
     (Address of principal executive offices)                 (Zip Code)


Registrant's telephone number, including area code:         (203) 799-4100
                                                      -------------------------

                                      N/A
- - -------------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)




- - -------------------------------------------------------------------------------

Item 2.    Acquisition or Disposition of Assets.

    (a) On April 19, 1994, Chance Holdings, Inc., a Delaware corporation and newly-formed wholly-owned subsidiary of the Registrant, acquired all of the issued and outstanding capital stock of A. B. Chance Industries, Inc., a Delaware corporation ("Chance"), from Chance's stockholders. Chance is engaged in the manufacture of electrical apparatus (overhead and underground distribution switches, fuses, contacts, enclosures and sectionalizers); anchors; hardware; insulators (porcelain and polymer); and hot-line tools and other safety equipment.

           Pursuant to the terms of the Stock Purchase Agreement, dated March 16, 1994, by and among Registrant, Chance, and the stockholders of Chance, attached hereto as Exhibit (c)1., Registrant (a) purchased all the issued and outstanding capital stock of Chance for $40,379,821 (including the "cash-out" of stock options for $1,140,692 and the redemption of preferred stock for $10 million), and (b) retired Chance's existing debt of $69,620,179. The funds required for the acquisition were provided from (a) the liquidation of certain portfolio investments and (b) short-term borrowings of $45 million from Shawmut Bank Connecticut, N.A.

           The purchase price was a result of arm's-length negotiation among representatives of the respective managements of Registrant and Chance, and the principal stockholders of Chance. There is no material relationship between any of the stockholders of Chance and the Registrant or any of its affiliates, any director or officer of the Registrant, or any associate of any such director or officer.

    (b) Certain of the assets of Chance constitute plant, equipment, and other physical property utilized in the business of Chance as previously described, and Registrant intends to continue such use.

Item 7.    Financial Statements and Exhibits.

    (a) Financial statements of business acquired. Audited financial statements of Chance for the years ended November 30, 1993 and 1992.

    (b) Pro forma financial information. Unaudited pro forma combined balance sheet as of March 31, 1994 and a combined summary of operations for the year 1993.

    (c) Exhibits. The following exhibits are filed with this report, and their contents are incorporated herein by reference:

           1. Stock Purchase Agreement, dated March 16, 1994, by and among Registrant, Chance and the stockholders of Chance. A copy of any Exhibit or Schedule to said Stock Purchase Agreement will be supplied to the Securities & Exchange Commission upon request.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             HUBBELL INCORPORATED



Dated:      April 29, 1994                   By:  /s/Richard W. Davies
      --------------------------                -------------------------------
                                                     Richard W. Davies
                                                     Secretary

Item 7(a) Financial Statements of Business Acquired




                         A. B. CHANCE INDUSTRIES, INC.
                                AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                           NOVEMBER 30, 1993 AND 1992

                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

                          Independent Auditors' Report

The Board of Directors
A. B. Chance Industries, Inc.:

We have audited the accompanying consolidated balance sheets of A. B. Chance Industries, Inc. and subsidiaries as of November 30, 1993 and 1992, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of A. B. Chance Industries, Inc. and subsidiaries as of November 30, 1993 and 1992, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Notes 1(h), 4, and 6 to the consolidated financial statements, the Company changed its method of accounting for income taxes in fiscal year 1993 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." As discussed in Notes 1(i), 4, and 10 to the consolidated financial statements, the Company has also adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 106, "Employees' Accounting for Postretirement Benefits other than Pensions" in fiscal year 1993.



                                                   /s/ KPMG Peat Marwick
                                                   Certified Public Accountants

                                                   1010 Market Street
                                                   St. Louis, MO 63101-2085

January 6, 1994

                         A. B. CHANCE INDUSTRIES, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           NOVEMBER 30, 1993 AND 1992
                           (IN THOUSANDS OF DOLLARS)


                                          Assets                                   1993            1992
                                          ------                                   ----            ----
Current assets:
    Cash and cash equivalents                                                  $    1,533           2,245
    Accounts receivable, less allowance for doubtful accounts
       of $172 and $173 in 1993 and 1992, respectively                             22,972          21,286
    Inventories:
       Finished goods                                                               9,433           9,684
       Raw material and work in process                                            14,338          15,388
       Inventory of discontinued operations, net of
           reserve of $1,379 in 1993                                                1,000           1,613
                                                                                  -------         -------
                        Total inventories                                          24,771          26,685
                                                                                  -------         -------
    Deferred income taxes                                                           4,899            -
    Other current assets                                                              949           1,034
                                                                                  -------         -------
                        Total current assets                                       55,124          51,250
                                                                                  -------         -------

Property, plant and equipment:
    Land                                                                            1,511           1,444
    Buildings                                                                      15,456          15,437
    Machinery and equipment                                                        44,672          41,256
    Construction in progress                                                        1,612           1,654
                                                                                  -------         -------
                                                                                   63,251          59,791
    Accumulated depreciation                                                      (33,972)        (29,185)
    Property, plant and equipment of discontinued
       operations, net of reserve of $3,877 in 1993                                   936           5,236
                                                                                  -------         -------
                        Property, plant and equipment, net                         30,215          35,842
                                                                                  -------         -------

Excess of cost over net assets of businesses acquired, less
    accumulated amortization of $5,846 and $4,869 in 1993
    and 1992, respectively                                                         33,664          34,641

Other assets                                                                        2,758           3,671
                                                                                  -------         -------
                        Total assets                                           $  121,761         125,404
                                                                                  =======         =======


See accompanying notes to consolidated financial statements.

                        Liabilities and Stockholders' Equity                       1993             1992
                        ------------------------------------                       ----             ----
Current liabilities:
    Current maturities of long-term debt                                       $    6,601           6,940
    Accounts payable                                                               10,407           8,690
    Accrued expenses                                                               14,585          12,297
    Accrued expenses of discontinued operations                                     1,646             -
    Income taxes payable                                                              732             336
                                                                                  -------         -------
                        Total current liabilities                                  33,971          28,263
Long-term debt, less current maturities                                            60,867          69,413
Deferred income taxes                                                               4,020           4,996
Other liabilities                                                                   6,430           2,383
                                                                                  -------         -------
                        Total liabilities                                         105,288         105,055
                                                                                  -------         -------
Stockholders' equity:
    Preferred stock, par value $.01; 100 shares authorized,
       issued, and outstanding (liquidating preference $100,000
       per share aggregating $10,000,000)                                           4,952           4,412
    Common stock:
       Class A, par value $.01; 1,100,000 shares authorized;
           150,355 shares issued and outstanding                                        1               1
       Class B, par value $.01; 229,000 shares authorized;
           197,632 shares issued and outstanding                                        2               2
       Class C, par value $.01; 665,500 shares authorized;
           652,013 shares issued and outstanding                                        7               7
    Additional paid-in capital                                                     15,988          16,528
    Accumulated deficit                                                            (3,242)           (393)
    Unfunded pension losses, net of tax                                            (1,131)           (210)
    Cumulative translation adjustment                                                 (60)             61
                                                                                  -------         -------
                                                                                   16,517          20,408
    Less treasury stock, 3,818 and 5,118 shares of Class A
       common stock for the year ended 1993 and 1992, respectively                     44              59
                                                                                  -------         -------
                        Total stockholders' equity                                 16,473          20,349

Commitments and contingencies
                                                                                  -------         -------

                        Total liabilities and stockholders' equity             $  121,761         125,404
                                                                                  =======         =======

                         A. B. CHANCE INDUSTRIES, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     YEARS ENDED NOVEMBER 30, 1993 AND 1992
                           (IN THOUSANDS OF DOLLARS)



                                                                                   1993             1992
                                                                                   ----             ----
    Net sales                                                                  $  156,830         150,907
    Cost of sales                                                                 110,463         108,163
                                                                                  -------         -------
                        Gross profit                                               46,367          42,744
    Selling, general and administrative expense                                    29,749          28,324
                                                                                  -------         -------
                        Operating income                                           16,618          14,420
    Other deductions:
       Interest expense, net                                                        7,437           8,442
       Amortization of excess of cost over net
           assets of businesses acquired                                              977             982
       Amortization of noncompete agreement                                           201           2,406
       Other expenses, net                                                            889           1,618
                                                                                  -------         -------
                        Income from continuing  operations
                            before income tax expense (benefit),
                            discontinued operations, and
                            cumulative effect of changes in
                            accounting principles                                   7,114             972

    Income tax expense (benefit)                                                    3,056            (429)
                                                                                  -------         -------

                        Income before discontinued operations and
                            cumulative effect of changes in account-
                            ing principles                                          4,058            1401

    Discontinued operations:
       Loss from operations of the Parkersburg Division
           to be discontinued (net of applicable income tax
           benefit of $1,114 in 1993 and $11 in 1992)                              (1,818)            (17)

       Estimated loss on disposal of Parkersburg
           Division (net of applicable income tax benefit
           of $2,618)                                                              (4,272)           -
                                                                                  -------         -------

                        Income (loss) before cumulative effect
                            of accounting changes                                  (2,032)           1384

    Cumulative effect of changes in accounting for
       postretirement benefits other than pensions
       and income taxes                                                              (817)           -
                                                                                  -------         -------
                        Net income (loss)                                      $   (2,849)          1,384
                                                                                  =======         =======

    See accompanying notes to consolidated financial statements.

                         A. B. CHANCE INDUSTRIES, INC.
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                     YEARS ENDED NOVEMBER 30, 1993 AND 1992
                           (IN THOUSANDS OF DOLLARS)


                                                                                   1993             1992
                                                                                   ----             ----
Preferred stock:
    Beginning of year                                                          $    4,412           3,930
    Accretion of redeemable preferred stock                                           540             482
                                                                                   ------          ------
    End of year                                                                     4,952           4,412
                                                                                   ------          ------
Common stock:
    Class A                                                                             1               1
    Class B                                                                             2               2
    Class C                                                                             7               7
Additional paid-in capital:
    Beginning of year                                                              16,528          17,010
    Accretion of redeemable preferred stock                                          (540)           (482)
                                                                                   ------          ------
    End of year                                                                    15,988          16,528
                                                                                   ------          ------
Accumulated deficit:
    Beginning of year                                                                (393)         (1,777)
    Net income                                                                     (2,849)          1,384
                                                                                   ------          ------
    End of year                                                                    (3,242)           (393)
                                                                                   ------          ------
Unfunded pension losses, net of tax
    Beginning of year                                                                (210)           -
    Unfunded losses                                                                  (921)           (210)
                                                                                   ------          ------
    End of year                                                                    (1,131)           (210)
                                                                                   ------          ------
Cumulative translation adjustment:
    Beginning of year                                                                  61             561
    Translation adjustment                                                           (121)           (500)
                                                                                   ------          ------
    End of year                                                                       (60)             61
                                                                                   ------          ------
Treasury stock:
    Beginning of year                                                                 (59)            (59)
    Sale of 1,300 shares of Class A common stock from treasury                         15               -
                                                                                   ------          ------
    End of year                                                                       (44)            (59)
                                                                                   ------          ------
           Total stockholders' equity                                          $   16,473          20,349
                                                                                   ======          ======


See accompanying notes to consolidated financial statements.

                         A. B. CHANCE INDUSTRIES, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                     YEARS ENDED NOVEMBER 30, 1993 AND 1992
                           (IN THOUSANDS OF DOLLARS)


                                                                                                    1993         1992
                                                                                                    ----         ----
Cash flows from operating activities:
    Net income (loss)                                                                           $  (2,849)        1,384
    Adjustments to reconcile net income (loss) to net cash
       provided by operating activities:
          Discontinued operations                                                                   6,090            17
          Cumulative effect of Statement 106 change                                                 1,242          -
          Cumulative effect of Statement 109 change                                                  (425)         -
          Depreciation                                                                              5,301         6,506
          Amortization of excess of cost over net assets of
             businesses acquired                                                                      977           982
          Amortization of noncompete agreement                                                        201         2,406
          Amortization of other intangibles                                                           698           695
          Write-off of note receivable                                                                -             679
          Foreign currency transaction losses                                                         187           567
          Change in deferred income taxes                                                            (393)       (2,325)
          Junior Subordinated Note interest added
             to principal                                                                           1,655         1,509
          Changes in working capital items:
             Accounts receivable, net                                                              (1,686)        1,997
             Inventories at continuing operations                                                   1,301        (1,930)
             Inventories at discontinued operations                                                  (766)         -
             Other current assets                                                                      85          (143)
             Accounts payable                                                                       1,717          (325)
             Accrued expenses                                                                         606          (881)
             Income taxes payable                                                                     396           (11)
          Other                                                                                       233           (55)
                                                                                                   ------        ------
                                                                                                   17,419         9,688
                                                                                                   ------        ------
                      Net cash provided by operating activities                                    14,570        11,072
                                                                                                   ------        ------
Cash flows from investing activities:
    Capital expenditures                                                                           (4,326)       (4,318)
    Capital expenditures of discontinued operations                                                  (244)         (176)
    Other                                                                                            (187)         (567)
                                                                                                   ------        ------
                      Net cash used in investing activities                                        (4,757)       (5,061)
                                                                                                   ------        ------
Cash flows from financing activities:
    Principal payments of long-term debt                                                          (10,090)       (3,812)
    Principal payments of long term debt of discontinued operations                                  (450)         (900)
    Proceeds from sale of stock from treasury                                                          15          -
                                                                                                   ------        ------
                      Net cash used in financing activities                                       (10,525)       (4,712)
                                                                                                   ------        ------
                      Increase (decrease) in cash and cash equivalents                               (712)        1,299
Cash and cash equivalents at beginning of year                                                      2,245           946
                                                                                                   ------        ------
Cash and cash equivalents at end of year                                                        $   1,533         2,245
                                                                                                   ======        ======


See accompanying notes to consolidated financial statements.

                         A. B. CHANCE INDUSTRIES, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           NOVEMBER 30, 1993 AND 1992

(1)    Summary of Significant Accounting Policies

       (a)  Principles of Consolidation
            The consolidated financial statements include the accounts of A. B.
               Chance Industries, Inc. (Industries), A. B. Chance Company (Chance), A. B. Chance Canada Ltd. (Chance Canada), and A. B. Chance U.K. Ltd. (Chance U.K.), collectively referred to hereinafter as "the Company." All significant intercompany accounts and transactions have been eliminated in consolidation.

       (b)  Inventories
            Inventories are stated at the lower of cost or market.  Inventory values are based upon standard costs which approximate average costs. Standard costs are revised at the beginning of the fiscal year, and variances incurred during the year are allocated to inventories and cost of sales.

       (c)  Property, Plant and Equipment
            Investments in land, buildings, and machinery and equipment are recorded at cost. Improvements are capitalized, while repair and maintenance costs are charged to expense as incurred. When assets are retired or disposed of, the related cost and accumulated depreciation are removed from the accounts; gains or losses are included in operating results.

            Depreciation is computed principally using accelerated methods over estimated service lives. Service lives for principal assets are 30 to 40 years for buildings and 4 to 12 years for machinery and equipment.

       (d)  Excess of Cost Over Net Assets of Businesses Acquired
            Assets acquired and liabilities assumed relating to business combinations accounted for as purchase transactions are recorded at their respective fair values. Excess of cost over net assets of businesses acquired is amortized on a straight-line basis over 40 years.

       (e)  Noncompete Agreement
            The noncompete agreement is being amortized on a straight-line basis over the five-year term of the agreement.

       (f)  Debt Issuance Costs
            Debt issuance costs are being amortized on a straight-line basis which approximates the interest method over the terms of the related debt agreements.

       (g)  Foreign Currency Translation
            Chance Canada and Chance U.K. have foreign functional currencies.
               Accordingly, their assets and liabilities are translated into U.S. dollars at current exchange rates. Revenues and expenses are translated at average exchange rates during the year. The resulting net translation adjustment is included as a separate component of stockholders' equity.

       (h)  Income Taxes
            In February 1992, the Financial Accounting Standards Board (FASB)
               issued Statement of Financial Accounting Standards (Statement) 109, "Accounting for Income Taxes." Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply





                                                                     (Continued)

                          A.B. CHANCE INDUSTRIES, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

            As discussed in Notes 4 and 6, the Company adopted Statement 109 as of December 1, 1992 and has reported the cumulative effect of that change in the method of accounting for income taxes in the 1993 consolidated statement of operations.

            The Company previously used the asset and liability method under
               Statement 96. Under the asset and liability method of Statement 96, deferred tax assets and liabilities were recognized for all events that had been recognized in the consolidated financial statements. Under Statement 96, the future tax consequences of recovering assets or settling liabilities at their financial statement carrying amounts were considered in calculating deferred taxes. Generally, Statement 96 prohibited consideration of any other future events in calculating deferred taxes.

            The foreign subsidiaries compute and pay their own taxes.  No provision is made for deferred income taxes on the undistributed earnings of non-U.S. subsidiaries primarily because reinvestment of these earnings is considered essential for their continuing operations. In those cases where distributions have been made, additional income taxes, if any, have been minimal due to offsets by available foreign tax credits.

       (i)  Postretirement Benefits Other Than Pensions
            In December 1990, FASB issued Statement 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Statement 106 requires the application of accrual accounting to postretirement benefits rather than recognizing expense as claims are paid. As discussed in Notes 4 and 10, the Company adopted Statement 106 as of December 1, 1992 and has reported the cumulative effect of that change in the method of accounting for such benefits in the 1993 consolidated statement of operations.

       (j)  Warranty Costs
            A reserve for estimated warranty costs is accrued when products are sold and warranty costs, as incurred, are charged against the reserve. The accrual is adjusted on an ongoing basis to the current estimate of actual warranty costs to be incurred on all previously recognized sales.

       (k)  Research and Development
            Research and development costs, which are expensed as incurred, amounted to approximately $4,274,000 and $4,326,000 in 1993 and 1992, respectively.

       (l)  Consolidated Statements of Cash Flows
            Cash equivalents consist of cash in banks and highly liquid investments with original maturities of three months or less. The Company earned approximately $158,000 and $55,000 of interest income in 1993 and 1992, respectively. Supplemental disclosure of cash flow information is as follows:

                                                          (In thousands of dollars)
                                                            1993              1992
                                                            ----              ----
Income tax payments                                      $  2,954             1,078
Interest payments on borrowings                             6,473             7,389
                                                          =======           =======





                                                                     (Continued)

                          A.B. CHANCE INDUSTRIES, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            Supplemental disclosure of noncash investing and financing activities: During 1993 and 1992, the Company recognized an additional minimum liability in accordance with Statement 87, "Employers Accounting for Pensions." An intangible asset was recognized to the extent of the unrecognized prior service cost and the excess, approximately $1,824,000 and $339,000, was reported as a separate component of stockholders' equity, net of approximately $693,000 and $129,000 deferred tax benefit for 1993 and 1992, respectively.

            As a result of the decision to terminate the Parkersburg Division pension plan, the intangible asset of $158,000 and the component of stockholders' equity of $422,000, net of deferred tax benefit of $162,000, recognized in accordance with Statement 87 were written off during fiscal year 1993.

       (m)  Preferred Stock
            The redemption value of the preferred stock is being accreted up to the redemption date using the interest method.

       (n)  Postemployment Benefits
            In November 1992, the FASB issued Statement 112, "Employers'
               Accounting for Postemployment Benefits." The Company has no plans which meet the criteria of this statement.

       (o)  Reclassification
            Certain prior year amounts have been reclassified to conform to the current year presentation.

(2)    Acquisition
       On December 30, 1987, Industries was formed and acquired all issued and outstanding capital stock of Chance and its subsidiaries and the outstanding capital stock of Chance Canada and Chance U.K. from Emerson Electric Co. (Emerson) under a Stock Purchase
            Agreement among Emerson, Chance, and Industries. The acquisition has been accounted for by the purchase method, with the purchase price allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition.

(3)    Discontinued Operations
       During fiscal 1993, the Company announced its intentions to offer for sale the Parkersburg Division of Chance. The Company expects to finalize the sale of Parkersburg during fiscal 1994 at a selling price of approximately $2,000,000. In accordance with Accounting Principles Board Opinion No. 30, the financial results for this division are reported as "Discontinued Operations."

       At November 30, 1993, the accrued expenses of the discontinued operations include pension termination costs of approximately $1,209,000 and other close-down costs of approximately $437,000. Accounts payable of the discontinued operations at November 30, 1993 and 1992 are $485,000 and $393,000, respectively.

(4)    Cumulative Effect of Accounting Change
       The Company adopted Statement 106 as of December 1, 1992.  The
            Cumulative Effect of Accounting Change was a charge of approximately $1,242,000, net of income tax benefit of approximately $761,000. The Company also adopted Statement 109, as of December 1, 1992. The Cumulative Effect of Accounting
            Change was a benefit of approximately $425,000.





                                                                     (Continued)

                          A.B. CHANCE INDUSTRIES, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(5)    Other Expenses, Net

       On October 17, 1988, the Company entered into an agreement in principle to sell its former 51%-owned subsidiary, Ritz-Chance Industria Comercio S.A. (Ritz-Chance), to the minority stockholder for $2,000,000. Due to no payments being received in fiscal 1992 and given past payment history, management chose to write-off $679,000, the balance of the note receivable as reflected in the year ended November 30, 1991 consolidated financial statements. During fiscal 1993, the Company received a payment of $80,000 on this note. Both of these amounts are reflected in other expenses, net in the consolidated financial statements.

(6)    Income Taxes

       As discussed in Notes 1(h) and 4, the Company adopted Statement 109 as of December 1, 1992. Prior year consolidated financial statements have not been restated to apply the provisions of Statement 109.

       The domestic and foreign components of income before income tax expense
           (benefit), discontinued operations, and cumulative effect of changes in accounting principles for the years ended November 30, 1993 and 1992 consist of the following:

                                                                              (In thousands of dollars)
                                                                                  1993           1992
                                                                                  ----           ----
                       Domestic                                                $  6,782           770
                       Foreign                                                      332           202
                                                                                  -----           ---
                                                                               $  7,114           972
                                                                                  =====           ===


       Total income tax benefit for the years ended November 30, 1993 and 1992 was allocated as follows:

                                                                                       1993          1992
                                                                                       ----          ----
               Income from continuing operations                                    $    3,056       (429)
               Discontinued operations                                                  (3,732)       (11)
               Cumulative effect of changes in accounting principles                    (1,186)       -
                                                                                        ------       ----
                                                                                    $   (1,862)      (440)
                                                                                        ======       ====


       Income tax expense (benefit) attributable to income from continuing operations for the years ended November 30, 1993 and 1992 consists of the following:

                                                                                  (In thousands of dollars)
                                                                                       1993          1992
                                                                                       ----          ----
               Current:
                   Federal                                                         $   2,650         1,493
                   Foreign                                                               314           121
                   State and local                                                       528           194
                                                                                       -----        ------
                              Total current                                            3,492         1,808
                                                                                       -----        ------

               Deferred:
                   Federal                                                              (343)       (2,114)
                   Foreign                                                               (53)            9
                   State and local                                                       (40)         (132)
                                                                                       -----        ------
                              Total deferred                                            (436)       (2,237)
                                                                                       -----        ------
                              Total income tax expense (benefit)                   $   3,056          (429)
                                                                                       =====        ======





                                                                     (Continued)

                          A.B. CHANCE INDUSTRIES, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       For the years ended November 30, 1993 and 1992, the change in deferred income taxes represents the effect of changes in the amounts of temporary differences. The types of temporary differences that give rise to significant portions of deferred income tax as of November 30, 1993 and 1992 and the tax effects of changes in those temporary differences during 1993 and 1992 consist of the following:

                                                                                (In thousands of dollars)
                                                                                   1993             1992
                                                                                   ----             ----
                   Excess book over tax depreciation                           $    (490)           (691)
                   Change in accounting estimate for deferred
                       federal income taxes                                          -            (1,000)
                   Book over tax write-down of note receivable                        22            (258)
                   Difference in accounting for accrued vacation for
                       federal income tax purposes                                   (67)           (196)
                   Book over tax provision for warranty expense                      -               (91)
                   Other                                                              99              (1)
                                                                                    ----          ------
                                                                               $    (436)         (2,237)
                                                                                    ----          ------

       The tax effects of temporary differences that give rise to the deferred tax assets and liabilities are as follows:

               Deferred tax assets:
                   Provisions for employee benefits                                          $   2,397,375
                   Provision for discontinued operations                                         2,618,168
                   Other                                                                         1,877,148
                                                                                                 ---------
                                      Total gross deferred tax assets                            6,892,691
                   Foreign tax credit carryforward                                                  78,686
                                                                                                 ---------
                                      Total net deferred tax assets                              6,971,377
                                                                                                 ---------
               Deferred tax liabilities:
                   Book versus tax depreciation                                                  6,007,350
                   Other                                                                            85,222
                                                                                                 ---------
                                      Total net deferred tax liabilities                         6,092,572
                                                                                                 ---------
                                      Net deferred tax asset                                 $     878,805
                                                                                                 =========

       The net deferred tax assets are included in the consolidated balance sheet as follows:

                   Current tax asset                                                         $   4,899,211
                   Noncurrent tax liability                                                     (4,020,406)
                                                                                                ----------
                                      Net deferred taxes                                     $     878,805
                                                                                                ==========





                                                                     (Continued)

                          A.B. CHANCE INDUSTRIES, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       The total income tax expense (benefit) from continuing operations differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income before income tax expense (benefit) as a result of the following:

                                                                                         1993        1992
                                                                                         ----        ----
               Income tax expense computed at the federal
                   statutory rate of 34%                                            $    2,419         330
               Change in accounting estimate for deferred
                   federal income taxes                                                    -        (1,000)
               Nondeductible intangible assets                                             312         312
               Foreign tax rate in excess of U.S. federal income tax rate                   99          43
               Foreign tax credit utilized                                                (178)        -
               State income taxes                                                          527          62
               Statutory exclusion of foreign sales corporations                          (136)        (50)
               Utilization of alternative minimum tax credits                              -          (112)
               Other                                                                        13         (14)
                                                                                         -----      ------
                                                                                    $    3,056        (429)
                                                                                         =====      ======

       The Company's federal income tax returns for the fiscal years ended
           November 30, 1989 and 1988 were under audit by the Internal Revenue Service (IRS). The IRS had issued a preliminary report which included the reallocation of certain interest deductions among members of the consolidated group. The effect of the preliminary finding would have been to substantially reduce the income tax refunds received for the years under examination, while allowing the deductions on a carryforward basis. The Company had previously established reserves for any settlement that might have arisen from the IRS audit. In fiscal year 1992, the Company received a letter from the IRS indicating the returns for the years under audit had been accepted as originally filed. As the IRS accepted the returns as originally filed, the Company changed its accounting estimate of such reserves resulting in a decrease in deferred tax expense for the year ended November 30, 1992 of $1,000,000.

(7)    Long-Term Debt
       Long-term debt as of November 30, 1993 and 1992 consists of the following:

                                                                                       (In thousands of dollars)
                                                                                           1993           1992
                                                                                           ----           ----
           Revolving credit notes, prime plus 1%                                       $     2,900         3,500
           Revolving credit notes, LIBOR plus 2%                                            15,000        12,000
           Term loans, LIBOR plus 2-1/2%, due in varying amounts
               through 1995                                                                  6,267         8,745
           Tral & Co. senior notes, 11.25%, due December 1995                                 -            6,000
           Teachers senior notes, 11.5%, due December 1995                                  12,000        16,000
           Teachers senior subordinated notes, 13%, due December 1997                       15,000        15,000
           Junior subordinated note, 14%, due December 1998                                 16,301        14,646
           Other                                                                              -              462
                                                                                            ------        ------
                                                                                            67,468        76,353
           Less current maturities                                                           6,601         6,940
                                                                                            ------        ------
                                                                                       $    60,867        69,413
                                                                                            ======        ======





                                                                     (Continued)

                          A.B. CHANCE INDUSTRIES, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       The aggregate amounts of long-term debt maturing subsequent to November
           30, 1993 are as follows:

                                                                                    (In thousands
                                                                                     of dollars)
                            1994                                                      $   6,601
                            1995                                                         25,566
                            1996                                                          4,000
                            1997                                                           -
                            1998                                                         15,000
                            Thereafter                                                   16,301
                                                                                         ------
                                                                                      $  67,468
                                                                                         ======

       In December 1987, the Company entered into a revolving credit and term loan agreement (Credit Agreement) with six banks enabling the Company to borrow up to $71,400,000. The Credit Agreement provides a maximum revolving credit of $36,000,000, subject to a qualified borrowing base. The borrowing base is determined by the amounts of certain receivables and inventories. At November 30, 1993, the borrowing base was $31,075,000, of which $17,900,000 was borrowed. Commitment fees are equal to 1/2% per year on the unused portion of the available credit up to $24,000,000, plus 1/8% per year on the remaining $12,000,000. The Company may prepay all or part of the revolving amounts outstanding, except in the case of Eurodollar loans which may only be prepaid at the end of the applicable interest period. The Company is required to periodically reduce the borrowings by an amount equal to 70% of the excess cash flow of the Company for the next preceding semiannual period plus the amount of proceeds received from disposition of certain assets. Such reduction will be applied first to the term loans, as the term loans must be repaid prior to the cancellation of the revolving credit.
           As of November 30, 1993, the Company has remitted $3,300,000 against the term loan balances which approximates the after-tax proceeds from the sale of these assets. Loans under the revolving credit will, at the Company's option, bear interest payable quarterly at either prime plus 1% or LIBOR plus 2%. Borrowings under the term loans will, at the Company's option, bear interest payable quarterly at either prime plus 1-1/2% or LIBOR plus 2- 1/2%. At November 30, 1993, the prime and LIBOR interest rates were 5.5% and 3.19%, respectively. The Credit Agreement will terminate and all amounts will be due and payable on November 30, 1995, or upon repayment and cancellation of the revolving credit.

       On December 31, 1992, the Company paid $6,000,000 to repay the 11.25%
           Tral Senior Notes. Funds used to retire the debt were obtained through increased borrowings on the LIBOR plus 2% Revolving Credit Notes. The prepayment penalty paid for early extinguishment of the debt due subsequent to fiscal 1993 was approximately $148,000.

       The Teachers Insurance and Annuity Association of America (Teachers)
           Senior Notes may be prepaid on or after December 31, 1992, at a premium over the principal amount that declines in equal annual increments from 3.29% to zero at December 31, 1994. Payments in excess of those specified by the Teachers Senior Subordinated Notes may be made on or after December 31, 1992, at a premium over the principal amount that declines in equal annual increments from 5.78% to zero at December 31, 1996.

       The Teachers Senior and Teachers Senior Subordinated Notes may be prepaid, without premium, at any time from the proceeds from the sale of common stock, merger, consolidation, or the sale of stock or assets of the Company.





                                                                     (Continued)

                          A.B. CHANCE INDUSTRIES, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       The Junior Subordinated Note accrues interest at a rate of 14% and is payable semiannually at the rate of 3% through December 31, 1995 and 7% from January 1, 1996 through December 31, 1997. Interest which is accrued but unpaid is added to the principal amount of the note and bears interest at a rate of 14% compounded semiannually. The principal and unpaid interest are due on December 31, 1998. Obligations of the Company under the Junior Subordinated Note are subordinated to senior indebtedness of the Company.

       The financing arrangements contain certain covenants that, among other things, require the Company to (a) maintain certain minimum levels of (i) cumulative consolidated gross revenues from sales less (ii) the sum of consolidated selling and general administrative expenses and costs of sales for such period; (b) maintain certain minimum ratios of the sum of consolidated earnings before interest, taxes, and depreciation to interest expense; and (c) maintain certain minimum ratios of operating cash flow to debt. Additional covenants limit, among other things, the ability of the Company to (a) incur indebtedness and certain other fixed obligations, (b) create certain liens on their respective assets, (c) pay dividends on the Company's capital stock, (d) make certain investments in or loans to entities,
           (e) merge or consolidate with, or sell their assets to, other entities, (f) make capital expenditures in excess of specified amounts, and (g) engage in certain transactions with affiliates.

(8)    Stockholders' Equity
       The preferred stock, which is owned by Emerson, has no dividend provisions and is nonvoting, except the Company cannot create or issue any additional stock of any class senior to the preferred stock without approval of at least 2/3 of the total number of preferred shares outstanding. The Company is required to redeem, for $100,000 per share, all of the outstanding shares on December 31, 1999, or prior to a merger or consolidation. In the event of liquidation, dissolution, or winding up of the Company, subject to the prior rights of the Company's creditors to its assets, the holders of shares of preferred stock will be entitled to receive a liquidation distribution of $100,000 per share.

       The Classes A, B, and C common stocks have identical rights, terms, and conditions except voting. Class A common stock is entitled to vote on each matter on which stockholders of the Company shall be entitled to vote, one vote for each share. Class B common stock shall not have any voting rights except that such holders shall be entitled to vote, as a separate class, on any amendment, repeal, or modification of any provision of the certificate of incorporation, one vote for each share. Class C common stock shall be entitled to vote on each matter on which the stockholders of the Company shall be entitled to vote, other than the election of directors, one vote for each share. In addition, the holders of Class C common stock shall be entitled to vote, as a separate class, on any amendment, repeal, or modification of any provision of the certificate of incorporation, one vote for each share. Holders of Class B common stock and Class C common stock, under certain circumstances, are entitled to convert their shares into Class A common stock on a share-for-share basis.

(9)    Stock Option Plan
       Under the terms of the 1988 Stock Option Plan, 100,000 shares of Class A common stock can be issued to key employees of Industries or its subsidiaries at an exercise price of $11.50 per share. Options are exercisable upon granting and must be exercised within 15 years from the date of granting. At November 30, 1993 and 1992, 61,000 shares had been granted. As of November 30, 1993 and 1992, respectively, 2,100 and 800 shares of Class A common stock had been issued pursuant to options exercised.





                                                                     (Continued)

                          A.B. CHANCE INDUSTRIES, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(10)   Retirement Benefits
       The Company has pension plans covering substantially all employees.
           Benefits are provided to employees under defined benefit, pay-related plans which are noncontributory. Contributions to the plans equal or exceed the minimum funding requirements of the Employee Retirement Income Security Act of 1974.

       Net periodic pension cost for the years ended November 30, 1993 and 1992 consists of the following:

                                                                                    (In thousands of dollars)
                                                                                         1993         1992
                                                                                         ----         ----
                Defined benefit plans:
                    Service cost (benefits earned during year)                       $     731          681
                    Interest cost                                                          979          945
                    Actual return on plan assets                                          (297)      (1,003)
                    Net amortization and deferral                                         (491)         325
                                                                                          ----       ------
                                  Net periodic pension cost                          $     922          948
                                                                                          ====       ======

       The actuarial present value of benefit obligations and the funded status of the Company's plans as of November 30, 1993 and 1992 consist of the following:

                                                                                    (In thousands of dollars)
                                                                                        1993          1992
                                                                                        ----          ----
               Actuarial present value of:
                   Vested benefit obligation                                        $  13,465         12,068
                                                                                       ======         ======

                   Accumulated benefit obligation                                   $  13,777         12,335
                                                                                       ======         ======

               Projected benefit obligation                                            15,271         13,467
               Plan assets at fair value                                               10,401         10,336
                                                                                       ------         ------
                            Projected benefit obligation in excess
                                of plan assets                                          4,870          3,131
               Unrecognized net loss                                                   (3,359)        (1,317)
               Unrecognized prior service costs                                        (1,352)        (1,531)
               Adjustment required to recognize minimum liability                       3,217          1,716
                                                                                       ------         ------
                            Pension liability recognized in
                                the consolidated balance sheet                      $   3,376          1,999
                                                                                       ======         ======

       The assumed discount rate, rate of increase in compensation levels, and the expected long-term rate of return on plan assets used in the actuarial calculations were 7.25%, 5.0%, and 9.75%, respectively, for 1993 and 8.0%, 5.0%, and 9.75%, respectively, for 1992.

       The Company has decided to terminate the pension plan for the discontinued operations of the Parkersburg Division. The estimated cost to terminate the pension plan of the employees was approximately $1,209,000. Prior year consolidated financial statements have not been restated to reflect this decision.

       The Company has pension plans for its foreign subsidiaries. The aggregate pension expense and liability are immaterial to the consolidated financial statements.





                                                                     (Continued)

                          A.B. CHANCE INDUSTRIES, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       As discussed in Notes 1(i) and 4, the Company adopted Statement 106 effective December 1, 1992. The Company sponsors several defined benefit postretirement plans that cover both salaried and nonsalaried employees. These plans provide health care and life insurance benefits. The health care plans are contributory with deductibles and benefit levels adjusted periodically. The life insurance plans are noncontributory. The Company has reserved the right, subject to existing agreements, to modify or terminate these benefits. The Company's postretirement health care and life insurance plans are unfunded.

       The following table sets forth the combined financial status of postretirement benefits other than pensions in the Company's consolidated balance sheet at November 30, 1993:

                   Accumulated postretirement benefit obligation:
                       Retirees and beneficiaries                                              $   876,423
                       Fully eligible active plan participants                                     262,867
                       Other active plan participants                                            1,431,875
                                                                                                 ---------
                                 Total                                                           2,571,165
                   Plan assets at fair value                                                          -
                                                                                                 ---------
                                 Accrued postretirement benefit obligation                     $ 2,571,165
                                                                                                 =========

  Net periodic postretirement benefit cost for the year ended November 30, 1993 includes the following components:

                   Service cost (benefits earned during the year)                         $    83,390
                   Interest cost on the projected benefit obligation                          172,913
                                                                                              -------
                                 Net periodic postretirement benefit cost                 $   256,303
                                                                                              =======

       For measurement purposes, a 12% annual rate of increase in the per capita cost of covered health benefits for 1993 was assumed. The rate was assumed to decline gradually to 5.25% by fiscal year 2008 and remain level thereafter. The health care cost trend rate assumption has an effect on amounts reported. For example, increasing the health care cost trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation as of November 30, 1993, by approximately $157,000 and increase the service and interest cost components of the net periodic postretirement benefits cost by approximately $22,000.

       The assumed discount rate used in the actuarial calculations of the accumulated postretirement benefit obligation was 7.25% at December 1, 1992 and November 30, 1993. The rate of compensation increase varies by age of employee. The range of assumed increases in compensation is from 4.5% for employees age 56 and above to 7.5% for employees under age 25.

(11)   Operating Leases

       The Company leases computers, transportation equipment, and various other property under operating lease agreements. Rent expense for all such leases was $1,793,000 and $1,758,000 for the years ended November 30, 1993 and 1992, respectively.

       At November 30, 1993, future minimum lease payments under such noncancellable operating leases are as follows:

                                                                      (In thousands of dollars)
                                    1994                                    $   1,311
                                    1995                                          639
                                    1996                                          246
                                    1997                                           78
                                    1998                                           24
                                    Thereafter                                      1
                                                                                -----
                                                                            $   2,299
                                                                                =====





                                                                     (Continued)

                          A.B. CHANCE INDUSTRIES, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(12)   Related-Party Transactions
       The Company paid the Emerson Transportation Division approximately
           $1,039,000 and $945,000 for freight costs during the years ended November 30, 1993 and 1992, respectively.

(13)   Commitments and Contingencies
       The Company has contingent liabilities, which consist of guarantees and various other claims occurring in the normal course of business. These other contingent liabilities are not expected by management to result in actual liabilities which will have a material effect on the financial position of the Company.

Item 7(b)

                        PRO FORMA FINANCIAL INFORMATION



Presented below are the unaudited pro forma combined balance sheet of Hubbell Incorporated and A. B. Chance Industries, Inc. as of March 31, 1994 and combined summary of operations as if the transaction had occured as of the beginning of 1993 (in 000's except per share):

                                                                        A.B. CHANCE
                                                      HUBBELL           INDUSTRIES,                             PRO FORMA
ASSETS                                             INCORPORATED             INC.           ADJUSTMENTS           COMBINED
- - -------------------------------------------        ------------         -----------        -----------          ---------
    Accounts Receivable                            $    117,019        $    22,284        $     -              $    139,303
    Inventories                                         183,566             26,539                   0              210,105
    Other Current Assets                                 80,416              2,549             (33,618)               9,347
    Property, Plant & Equipment (Net)                   153,049             29,593              -                   182,642
    Investments                                         249,556             -                  (30,000)             219,556
    Goodwill                                             65,696             32,997              37,966              136,659
    Other Assets                                         46,934              2,797               4,148               53,879
                                                   ------------        -----------        ------------         ------------
    TOTAL                                          $    896,236        $   116,759        $    (21,504)        $    991,491
                                                   ============        ===========        ============         ============

LIABILITIES AND COMMON SHAREHOLDERS' EQUITY
- - -------------------------------------------

    Notes Payable                                  $     99,200        $     -            $     45,000         $    144,200
    Other Current Liabilities                           144,374             30,508               6,510              181,392
    Long Term Debt                                        2,700             62,264             (62,264)               2,700
    Other Liabilities & Deferred Taxes                   80,146              6,736               6,500               93,382
    Common Shareholders' Equity                         569,816             17,251             (17,250)             569,817
                                                   ------------        -----------        ------------         ------------
    TOTAL                                          $    896,236        $   116,759        $    (21,504)        $    991,491
                                                   ============        ===========        ============         ============

SUMMARY OF OPERATIONS
- - -------------------------------------------

    Net Sales                                      $    832,423        $   156,830        $     -              $    989,253
    Income Before Income Taxes                     $     81,494        $     7,114        $      2,664         $     91,272
    Net Income                                     $     66,306        $     4,058        $      1,063         $     71,427
    Earnings Per Share                             $       2.10              -                  -              $       2.26

In preparing the unaudited pro forma combined balance sheet and summary of operations, adjustments were made to the historical financial statements to reflect the reduction in the securities portfolio and investment income; increase in short-term borrowing and interest expense; amortization of the estimated goodwill of $71.0M over 40 years; the repayment of existing debt of A.B. Chance Industries, Inc.; and other estimated purchase accounting entries. The pro forma statements are not indicative of the results that would have been obtained if the operations would have been combined during 1993, nor are they necessarily indicative of the results that may occur in the future.

                                 EXHIBIT INDEX



Exhibits                                                                Page No.

(c)1.  Stock Purchase Agreement, dated March 16, 1994 . . . . . . . . .